EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Third Quarter 2022 Results and Reconfirms Full Year 2022 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for third quarter 2022.
HIGHLIGHTS
•Adjusted EBITDA1 of $1.5 billion and $3.5 billion for the three and nine months ended September 30, 2022, respectively. Net loss of $514 million and $13 million for the three and nine months ended September 30, 2022, respectively.
•Declared a cash distribution of $1.070 per common unit to unitholders of record as of November 3, 2022, comprised of a base amount equal to $0.775 and a variable amount equal to $0.295. The common unit distribution and the related general partner distribution will be paid on November 14, 2022.
•Reconfirming full year 2022 distribution guidance of $4.00 - $4.25 per common unit.
•In September 2022, Moody’s Corporation upgraded its issuer credit ratings of Cheniere Partners and Sabine Pass Liquefaction, LLC (“SPL”) from Ba2 and Baa3, respectively, to Ba1 and Baa2, respectively, with a stable outlook. Additionally, in September 2022, Fitch Ratings upgraded its issuer credit ratings of Cheniere Partners and SPL from BB+ and BBB-, respectively, to BBB- and BBB, respectively, with a stable outlook.
•In October 2022, substantial completion of the third marine berth at the Sabine Pass LNG Terminal was achieved.

2022 FULL YEAR DISTRIBUTION GUIDANCE

2022
Distribution per Unit	$4.00	-	$4.25

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Revenues	$4,976	$2,324	114%	$12,485	$6,176	102%
Net income (loss)	$(514)	$381	nm	$(13)	$1,123	nm
Adjusted EBITDA[1]	$1,471	$738	99%	$3,480	$2,207	58%
LNG exported:
Number of cargoes	103	86	20%	311	262	19%
Volumes (TBtu)	366	307	19%	1,124	939	20%
LNG volumes loaded (TBtu)	363	308	18%	1,123	938	20%
Adjusted EBITDA1 increased $733 million and $1.3 billion during the three and nine months ended September 30, 2022, respectively, as compared to the three and nine months ended September 30, 2021. The increase in Adjusted EBITDA was primarily due to increased margins per MMBtu of LNG, and to a lesser extent from increased volumes of LNG delivered. Adjusted EBITDA was also positively impacted by the recognition of a portion of the $765 million
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

lump-sum payment to be made by Chevron U.S.A. Inc. (“Chevron”) during calendar year 2022 related to the early termination of the Terminal Use Agreement (“TUA”) between Sabine Pass LNG, L.P. and Chevron.
Net loss was $514 million and $13 million for the three and nine months ended September 30, 2022, respectively, as compared to net income of $381 million and $1.1 billion for the comparable 2021 periods. This unfavorable change was primarily due to non-cash unfavorable changes in fair value of commodity derivatives, partially offset by increased margins per MMBtu of LNG and increased volumes of LNG delivered. The unfavorable change was also partially offset by the recognition of a portion of the lump-sum payment related to the early termination of the TUA with Chevron.
Substantially all derivative losses are attributable to the recognition at fair value of our long-term Integrated Production Marketing (“IPM”) agreement with Tourmaline, a natural gas supply contract with pricing indexed to the Platts Japan Korea Marker (“JKM”). While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in the forward JKM curves during the three and nine months ended September 30, 2022, we recognized approximately $1.3 billion and $2.2 billion, respectively, of non-cash unfavorable changes in fair value attributable to the Tourmaline IPM agreement.
Our IPM agreement is structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and has a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreement makes it particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of this long-term gas supply agreement at fair value, but does not currently permit fair value recognition of the associated sale of LNG, resulting in incompatibility of accounting recognition for the purchase of natural gas and sale of LNG.
During the three and nine months ended September 30, 2022, we recognized in income 363 TBtu and 1,110 TBtu, respectively, of LNG loaded from the SPL Project (defined below). Additionally, in the nine months ended September 30, 2022, approximately 13 TBtu of commissioning LNG was exported from the SPL Project.
BALANCE SHEET MANAGEMENT
Capital Resources
As of September 30, 2022, our total liquidity position was approximately $2.8 billion. We had cash and cash equivalents of approximately $1.0 billion. In addition, we had current restricted cash and cash equivalents of $195 million, $750 million of available commitments under our CQP Credit Facilities, and $837 million of available commitments under the SPL Working Capital Facility.
Key Financial Transactions and Updates
In October 2022, SPL redeemed $300 million in outstanding borrowings under its 5.625% Senior Secured Notes due 2023 pursuant to a notice of redemption issued in September 2022.
SABINE PASS OVERVIEW
We own natural gas liquefaction facilities consisting of six liquefaction Trains, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
As of October 31, 2022, approximately 1,850 cumulative LNG cargoes totaling over 125 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
DISTRIBUTIONS TO UNITHOLDERS
We declared a cash distribution of $1.070 per common unit to unitholders of record as of November 3, 2022, comprised of a base amount equal to $0.775 ($3.10 annualized) and a variable amount equal to $0.295, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business. The common unit distribution and the related general partner distribution will be paid on November 14, 2022.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere will host a conference call to discuss its financial and operating results for third quarter 2022 on Thursday, November 3, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, and (vii) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
LNG revenues	$3,130	$1,791	$8,577	$5,057
LNG revenues—affiliate	1,376	453	3,268	878
LNG revenues—related party	—	—	4	—
Regasification revenues	455	68	591	202
Other revenues	15	12	45	39
Total revenues	4,976	2,324	12,485	6,176

Operating costs and expenses
Cost of sales (excluding items shown separately below)	4,739	1,342	10,445	3,178
Cost of sales—affiliate	104	8	166	62
Cost of sales—related party	—	—	1	1
Operating and maintenance expense	189	148	550	465
Operating and maintenance expense—affiliate	39	34	118	103
Operating and maintenance expense—related party	18	12	45	34
General and administrative expense	3	2	3	7
General and administrative expense—affiliate	23	22	70	64
Depreciation and amortization expense	160	140	469	417
Other	—	—	—	7
Total operating costs and expenses	5,275	1,708	11,867	4,338

Income (loss) from operations	(299)	616	618	1,838

Other income (expense)
Interest expense, net of capitalized interest	(222)	(210)	(641)	(636)
Loss on modification or extinguishment of debt	—	(27)	—	(81)
Other income, net	7	2	10	2
Total other expense	(215)	(235)	(631)	(715)

Net income (loss)	$(514)	$381	$(13)	$1,123

Basic and diluted net income (loss) per common unit (1)	$(1.49)	$0.69	$(1.36)	$2.07

Weighted average basic and diluted number of common units outstanding	484.0	484.0	484.0	484.0

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	September 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$988	$876
Restricted cash and cash equivalents	195	98
Trade and other receivables, net of current expected credit losses	805	580
Accounts receivable—affiliate	447	232
Accounts receivable—related party	—	1
Advances to affiliate	150	141
Inventory	241	176
Current derivative assets	27	21
Margin deposits	59	7
Contract assets	387	—
Other current assets	74	80
Total current assets	3,373	2,212

Property, plant and equipment, net of accumulated depreciation	16,827	16,830
Operating lease assets	91	98
Debt issuance costs, net of accumulated amortization	9	12
Derivative assets	33	33
Other non-current assets, net	167	173
Total assets	$20,500	$19,358

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$31	$21
Accrued liabilities	1,657	1,073
Accrued liabilities—related party	8	4
Current debt, net of discount and debt issuance costs	1,498	—
Due to affiliates	56	67
Deferred revenue	162	155
Deferred revenue—affiliate	1	1
Current operating lease liabilities	9	8
Current derivative liabilities	1,157	16
Other current liabilities	4	—
Total current liabilities	4,583	1,345

Long-term debt, net of premium, discount and debt issuance costs	15,699	17,177
Operating lease liabilities	82	89
Finance lease liabilities	18	—
Derivative liabilities	3,981	11
Other non-current liabilities—affiliate	21	18

Partners’ equity (deficit)
Common unitholders’ interest (484.0 million units issued and outstanding at both September 30, 2022 and December 31, 2021)	(3,059)	1,024
General partner’s interest (2% interest with 9.9 million units issued and outstanding at September 30, 2022 and December 31, 2021)	(825)	(306)
Total partners’ equity (deficit)	(3,884)	718
Total liabilities and partners’ equity (deficit)	$20,500	$19,358

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2022 and 2021 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(514)	$381	$(13)	$1,123
Interest expense, net of capitalized interest	222	210	641	636
Loss on modification or extinguishment of debt	—	27	—	81
Other income, net	(7)	(2)	(10)	(2)
Income (loss) from operations	$(299)	$616	$618	$1,838
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	160	140	469	417
Loss (gain) from changes in fair value of commodity derivatives, net (1)	1,610	(18)	2,393	(54)
Other	—	—	—	6
Adjusted EBITDA	$1,471	$738	$3,480	$2,207

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income (loss) before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, and changes in the fair value of our commodity derivatives prior to contractual delivery or termination. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586